Exhibit 23.4
Consent of Independent Auditors
The Board of Trustees and Shareholders:
We consent to the incorporation by reference into First Potomac Realty Trust’s Registration Statement on Form S-8 to be filed on or about April 16, 2007, of our report dated March 28, 2007, with respect to the statement of revenues and certain expenses of Park Central for the year ended December 31, 2005. Our report appears in the Current Report on Form 8-K filed by First Potomac Realty Trust on April 12, 2007, and is incorporated by reference into the aforementioned Registration Statement.
/s/ Goodman & Company, L.L.P.
Norfolk, Virginia
April 16, 2007